Appendix J

Independent Auditors’ Report

English Translation of a Report Originally Issued in Korean

To the Shareholders and the Board of Directors of

Woori Finance Holdings Co., Ltd.:

We have audited the accompanying separate financial statements of Woori Finance Holdings Co., Ltd. (the “Company”). The financial statements consist of the separate statements of financial position as of December 31, 2012 and 2011, respectively, and the related separate statements of comprehensive income, changes in equity and cash flows, all expressed in Korean won, for the years ended December 31, 2012 and 2011, respectively. The Company’s management is responsible for the preparation and fair presentation of the separate financial statements and our responsibility is to express an opinion on these separate financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, respectively, and the results of its operations and its cash flows for the years ended December 31, 2012 and 2011, respectively, in conformity with Korean International Financial Reporting Standards (“K-IFRS”).

Accounting principles and auditing standards and their application in practice vary among countries. The accompanying separate financial statements are not intended to present the financial position, results of operations and cash flows in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the procedures and practices utilized in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying separate financial statements are for use by those knowledgeable about Korean accounting procedures and auditing standards and their application in practice.

February 25, 2013

Notice to Readers

This report is effective as of February 25, 2013, the auditors’ report date. Certain subsequent events or circumstances may have occurred between the auditors’ report date and the time the auditors’ report is read. Such events or circumstances could significantly affect the separate financial statements and may result in modifications to the auditors’ report.

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2012 AND 2011

	December 31, 2012	December 31, 2011
	(Korean Won in millions)
ASSETS
Cash and cash equivalents (Notes 5 and 28)	236,400	33,538
Loans and receivables (Notes 4, 6, 7 and 28)	209,199	239,215
Investments in subsidiaries and associates (Note 8)	17,976,325	17,825,203
Premises and equipment (Notes 9 and 27)	389	515
Intangible assets (Note 10)	33	29
Current tax assets (Note 25)	20,844	—
Deferred tax assets (Note 25)	2,444	2,158
Other assets (Notes 11, 13 and 28)	970	2,347

Total assets	18,446,604	18,103,005

LIABILITIES
Debentures (Notes 4, 7 and 12)	3,654,276	3,653,968
Retirement benefit obligation (Notes 13 and 28)	137	—
Current tax liability (Note 25)	165,588	201,361
Other financial liabilities (Notes 4, 7, 14 and 28)	53,448	31,796
Other liabilities (Note 14)	1,479	1,659

Total liabilities	3,874,928	3,888,784

EQUITY
Common stock (Note 15)	4,030,077	4,030,077
Hybrid securities (Note 16)	498,407	309,010
Capital surplus (Note 15)	109,026	109,026
Other equity (Note 17)	(14)	(14)
Retained earnings (Note 18)	9,934,180	9,766,122

Total equity	14,571,676	14,214,221

Total liabilities and equity	18,446,604	18,103,005

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
	(Korean Won in millions, except for earning per share data)
NET INTEREST INCOME (EXPENSE) (Notes 19 and 28)
Interest income	11,757	8,028
Interest expense	(184,136)	(222,337)

	(172,379)	(214,309)

NET FEE INCOME (Notes 20 and 28)
Fees and commissions income	62,582	65,698
Fees and commissions expense	(3,143)	(7,846)

	59,439	57,852

DIVIDEND INCOME (Notes 21 and 28)	562,272	516,008
REVERSAL OF IMPAIRMENT LOSS ON CREDIT LOSS (Note 22)	—	1
ADMINISTRATIVE EXPENSES (Note 23)	(51,352)	(49,792)

OPERATING INCOME	397,980	309,760

NON-OPERATING EXPENSE (Notes 24 and 28)	(1,368)	(6,310)
INCOME BEFORE INCOME TAX	396,612	303,450
INCOME TAX INCOME (Note 25)	286	1,030

NET INCOME	396,898	304,480

OTHER COMPREHENSIVE INCOME, NET OF TAX	—	—

COMPREHENSIVE NET INCOME	396,898	304,480

EARNING PER SHARE (Note 26)
Basic and diluted earnings per share	459	375

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Common	Hybrid	Capital	Other	Retained
	stock	securities	surplus	equity	earnings	Total
	(Korean Won in millions)
January 1, 2011	4,030,077	—	109,025	(18)	9,665,087	13,804,171
Dividends	—	—	—	—	(201,503)	(201,503)
Dividends of hybrid securities	—	—	—	—	(1,942)	(1,942)
Net income	—	—	—	—	304,480	304,480
Issue of hybrid securities	—	309,010	—	—	—	309,010
Disposal of treasury stock	—	—	1	4	—	5

December 31, 2011	4,030,077	309,010	109,026	(14)	9,766,122	14,214,221

January 1, 2012	4,030,077	309,010	109,026	(14)	9,766,122	14,214,221
Dividends	—	—	—	—	(201,503)	(201,503)
Dividends of hybrid securities	—	—	—	—	(27,337)	(27,337)
Net income	—	—	—	—	396,898	396,898
Issue of hybrid securities	—	189,397	—	—	—	189,397

December 31, 2012	4,030,077	498,407	109,026	(14)	9,934,180	14,571,676

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Years ended December 31
	2012	2011
	(Korean Won in millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	396,898	304,480
Adjustment to net income:	(387,951)	(300,168)
Income tax income	286	1,030
Interest income	(11,757)	(8,028)
Interest expense	184,136	222,337
Dividend income	(562,272)	(516,008)
Reversal of impairment loss on credit loss	—	(1)
Depreciation	179	294
Amortization	6	5
Retirement benefit	2,043	2,263

Changes in operating assets and liabilities:	197,159	121,756
Decrease in loans and receivables	198,113	119,481
Decrease in other assets	1,364	1,037
Decrease in retirement benefit obligation	(1,893)	(2,276)
Increase (decrease) in other financial liabilities	(245)	2,620
Increase (decrease) in other liabilities	(180)	894

Income tax paid	(201,361)	(124,078)
Interest income received	9,739	7,068
Interest expense paid	(181,630)	(218,475)
Dividend income received	562,272	516,008

Net cash provided by operating activities	395,126	306,591

(Continued)

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Years ended December 31
	2012	2011
	(Korean Won in millions)
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in investments in subsidiaries and associates	3,107	—
Increase in investments in subsidiaries and associates	(154,229)	(441,970)
Acquisition of fixed assets	(54)	(216)
Acquisition of intangible assets	(10)	—

Net cash used in investing activities	(151,186)	(442,186)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issue of debentures	767,657	1,186,280
Increase in borrowings	35,000	10,000
Issue of hybrid securities	189,397	309,010
Redemption of debentures	(770,000)	(1,190,000)
Redemption of borrowings	(35,000)	(10,000)
Dividends paid for hybrid securities	(26,629)	—
Payment of dividends	(201,503)	(201,503)

Net cash provided by (used in) financing activities	(41,078)	103,787

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	202,862	(31,808)

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	33,538	65,346

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	236,400	33,538

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD.

NOTES TO SEPARATE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

1.	GENERAL

Woori Finance Holdings Co., Ltd. (hereinafter referred to “Woori Finance Holdings” or the “Company”) was incorporated on March 27, 2001, to manage the following five financial institutions: Woori Bank, Kyongnam Bank, Kwangju Bank, Peace Bank of Korea (merged into Woori Bank on March 31, 2004) and Woori Investment Bank (merged into Woori Bank on July 31, 2003), whose shares were contributed to the Company by the Korea Deposit Insurance Corporation (the “KDIC”) in accordance with the provisions of the Financial Holding Company Act. As a result of its functional restructuring, the Company owns 11 subsidiaries including Woori Bank and 146 second-tier subsidiaries including Woori Credit Information Co., Ltd. as of December 31, 2012.

As its incorporation, the Company’s stock amounted to 3,637,293 million Won, consisting of 727,458,609 common shares (5,000 Won per share) issued. As a result of several capital increases, exercise of warrants and conversion rights since incorporation, the Company’s stock amounted to 4,030,077 million Won, consisting of 806,015,340 common shares issued, as of December 31, 2012. KDIC owns 459,198,609 shares out of total outstanding shares, representing 56.97% ownership of the Company.

On June 24, 2002, the Company listed its common shares on the Korea Exchange (“KRX”). On September 29, 2003, the Company registered with the Securities and Exchange Commission in the United States of America and listed its American Depositary Shares on the New York Stock Exchange.

2.	SIGNIFICANT BASIS OF PREPARATION AND ACCOUNTING POLICIES

(1)	Basis of presentation of financial statements

The Company has adopted the Korean International Financial Reporting Standards (“K-IFRS”) for the annual period beginning on January 1, 2011. The accompanying financial statements are the Company’s separate financial statements in accordance with K-IFRS 1027 Consolidated and Separate Financial Statements. Major accounting policies used for the preparation of the financial statements are stated below. These accounting policies have been applied consistently to the financial statements for the current period and accompanying comparative period except for the effects that description of the standards or interpretations stated below.

The Company’s financial statement has been prepared out based on the historical cost method except for specific non-current assets and financial assets measured at remeasured value or fair value. The historical cost is generally baesd on the fair value of consideration paid to acquire an asset.

The Company is measuring items in financial statements by using the functional currency in the major economic environment in which operating activities occur, and the functional currency is Korean Won.

The separate financial statements were approved by the board of directors on Feburary 25, 2013.

1) The Company has newly adopted the following new standards and interpretations that made changes in accounting policies.

Amendments to K-IFRS 1001 – Presentation of Financial Statements

In accordance with the amendments to K-IFRS 1001, The Company changes the presentation of operating income by deducting cost of sales and general and administration expenses from operating income line items. The Company applied these amendments retroactively for the comparative period and restated the statements of comprehensive income for the years ended December 31, 2012 and 2011.

Accordingly, some of other profit (loss) that is classified as operating income (loss) is reclassified into non-operating income (expense). Operating income is increased by 1,368 million Won and 6,310 million Won for the years ended December 31 2012 and 2011, respectively. The adoption of the amendments has no effect on net income and earnings per share for the year ended December 31, 2012 and 2011.

Amendments to K-IFRS 1107 Disclosures – Transfers of Financial Assets

In accordance with the amendments to K-IFRS 1107, the Company discloses the nature of the transferred assets, the nature of the risks and rewards of ownership to which the Company is exposed, the carrying amounts of the transferred assets and the associated liabilities and other requirements, for each class of transferred financial assets that are not derecognized in their entirety. In addition, when the Company derecognizes transferred financial assets in their entirety but has continuing involvement in them, the Company discloses the carrying amount of the assets and liabilities that are recognized in the Company’s statements of financial position and the amount that best represents the Company’s maximum exposure to loss and others, such information to evaluate the nature of, and risks associated with, the Company’s continuing involvement. The amendments related to disclosures have no effect on financial statements.

Amendments to K-IFRS 1012 Deferred Tax – Recovery of Underlying Assets

Under the amendments, investment properties that are measured using the fair value model in accordance with K-IFRS 1040 Investment Property and non-depreciable property and equipment that are measured using revaluation model in accordance with K-IFRS 1016 Property, plant and equipment, regardless of the measurement method of book value of non-depreciable property and equipment, are presumed to be recovered through sale for the purposes of measuring deferred taxes. The amendments has no effect on financial statements.

Amendments to K-IFRS 2114 – Minimum Funding Requirements

According to the amendments to K-IFRS 2114, the Company recognizes exceeded accumulation due to the prepayment of minimum funding contributions as an asset. The amendments has no effect on financial statements.

2) The Company has not applied the following new and revised K-IFRS that have been issued but are not yet effective:

Amendments to K-IFRS 1001 – Presentation of Financial Statements

The amendments of K-IFRS 1001 requires that other comprehensive income shall be presented and classified by “items” not to be reclassified subsequently to net income” and “items” to be reclassified subsequently to net income upon meeting certain conditions. The amendments to K-IFRS 1001 are effective for annual periods beginning on or after July 1, 2012. The Company is in progress of reviewing the effect of the amendments on financial statements as of December 31, 2012.

Amendments to K-IFRS 1019 – Employee Benefits

The amendments to K-IFRS 1019 relate to elimination of the ‘corridor approach’ permitted under the previous version of K-IFRS 1019. The amendments to K-IFRS 1019 are effective for annual periods beginning on or after January 1, 2013. The Company is in progress of reviewing the effect of the amendments on financial statements as of December 31, 2012.

Amendments to K-IFRS 1032 – Financial Instruments: Presentation

The amendments to K-IFRS 1032 clarify existing application issue relating to the offset of financial assets and financial liabilities requirements. . The Company’s right of set-off must not be contingent upon any future events but enforceable anytime during the contract period in all of the circumstances; in the event of default, insolvency or bankruptcy of the entity or the counterparties as well as in the ordinary course of business. The amendments to K-IFRS 1032 are effective for annual periods beginning on January 1, 2014. The Company is in progress of reviewing the effect of the amendments on financial statements as of December 31, 2012.

Amendments to K-IFRS 1107 – Financial Instruments: Disclosures

The amendments to K-IFRS 1107 are mainly focusing on presentation of the offset between financial assets and financial liabilities. The amendments to K-IFRS 1107 are effective for annual periods beginning on or after January 1, 2013. The Company is in progress of reviewing the effect of the amendments on financial statements as of December 31, 2012.

Enactment of K-IFRS 1110 – Consolidated Financial Statements

K-IFRS 1110 establishes a single source of guidance for assessing control of an investee with three elements consisting of power over the investee, exposure, or rights, to variable returns from its involvement with the investee and the ability to affect those returns through its power over the investee. K-IFRS 1110 is effective for annual periods beginning on or after January 1, 2013. The Company is in progress of reviewing the effect of the enactments on financial statements as of December 31, 2012

Enactment of K-IFRS 1111 – Joint Arrangements

K-IFRS 1111 classifies joint arrangements of which two or more parties have joint control into two types, joint operations and joint ventures depending on the rights and obligations of the parties to the arrangements. Under the enactment, a joint operator requires to recognize assets, liabilities, revenues and expenses proportionally to its interest in the arrangement and a joint venturer requires to recognize an investment and account for the investment using the equity method. The amendments to K-IFRS 1111 are effective for annual periods beginning on or after January 1, 2013. The Company is in progress of reviewing the effect of the amendments on financial statements as of December 31, 2012.

Enactment to K-IFRS 1112 –Disclosure of Interests in Other Entities

The enactments of K-IFRS 1112 establish disclosures requirements for entities that have an interest in a subsidiary, a joint arrangement, an associate or an unconsolidated structured entity..K-IFRS 1112 is effective for annual periods beginning on or after January 1, 2013. The Company is in progress of reviewing the effect of the amendments on financial statements as of December 31, 2012.

Enactment of K-IFRS 1113 – Fair Value Measurement

The enactments of K-IFRS 1113 establishes a single source of guidance for fair value measurements and disclosures about fair value measurements. The enactment applies to K-IFRSs that require or permit fair value measurements or disclosures about fair value measurements except in specified circumstances. K-IFRS 1113 is effective for annual periods beginning on or after January 1, 2013. The Company is in progress of reviewing the effect of the enactment on financial statements as of December 31, 2012.

(2)	Investment in subsidiaries, jointly controlled entities and associates

The accompanying financial statements are the Company’s separate financial statements in accordance with K-IFRS 1027 Consolidated and Separate Financial Statements. The separate financial statements present a investment in subsidiaries, jointly controlled entities or associates, based on the acquisition cost. The Company accounts for the investments in subsidiaries, jointly controlled entities or associates at cost, except when the investment is classified as held for sale, in which case it is accounted for in accordance with K-IFRS 1105 Non-current Assets Held for Sale and Discontinued Operations. The Company recognizes dividends from subsidiaries, jointly controlled entities or associates in net income in the separate financial statements when its right to receive the dividend is established.

When there is indication of impairment, the entire carrying amount of investment (including goodwill) in a subsidiary, a jointly controlled entity or an associate is tested for impairment in accordance K-IFRS 1036 Impairment of Assets as a single asset by comparing its recoverable amount (the higher of fair value less costs to sell and value in use) with its carrying amount. An impairment loss recognized is not allocated to any asset (including goodwill), which forms part of the carrying amount of the investment. Any reversal of that impairment loss is recognized in accordance with K-IFRS 1036 to the extent that the recoverable amount of the investment subsequently increases.

(3)	Premises and equipment

Premises and equipment are stated at cost less subsequent accumulated depreciation and accumulated impairment losses. The cost of an item of premises and equipment is directly attributable to their purchase or construction, which includes any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management. It also includes the initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Subsequent costs to replace part of the premises and equipment are recognized in carrying amount of an asset or as an asset if it is probable that the future economic benefits associated with the assets will flow into the Company and the cost of an asset can be measured reliably. The carrying amount of the replaced part is eliminated from the books. Routine maintenance and repairs are expensed as incurred.

Premises and equipment are depreciated on a straight-line basis on the estimated economic useful lives as follows:

Estimated useful lives
Structures in leased office	5 years
Properties for business purposes	5 years

The Company assesses the depreciation method, the estimated useful lives and residual values of premises and equipment at the end of each annual reporting period. If expectations differ from previous estimates, the changes are accounted for as a change in an accounting estimate. When the carrying amount of a fixed asset exceeds the estimated recoverable amount, the carrying amount of such asset is reduced to the recoverable amount.

(4)	Intangible assets

Intangible assets are stated at the manufacturing cost or acquisition cost plus additional incidental expenses less accumulated amortization and accumulated impairment losses. The Company’s software and industrial property right (trademark) are amortized over five years using the straight-line method. The estimated useful life and amortization method are reviewed at the end of each reporting period. If expectations differ from previous estimates, the changes are accounted for as a change in an accounting estimate.

(5)	Impairment of non-financial assets

Intangible assets with indefinite useful lives or intangible assets that are not yet available for use are tested for impairment annually, regardless of whether or not there is any indication of impairment. All other assets are tested for impairment when there is an objective indication that the carrying amount may not be recoverable, and if the indication exists, the Company estimates the recoverable amount. Recoverable amount is measured by the higher of net fair value less costs to sell and utility value. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and such impairment loss is recognized immediately in net income.

(6)	Financial assets and financial liabilities

1)	Classification of financial assets

Financial assets are classified into the following categories depending on the nature and purpose of possession: financial assets at fair value through profit or loss (“FVTPL”), loans and receivables, available-for-sale (“AFS”) financial assets and held-to-maturity (“HTM”) financial assets.

a)	Financial assets at FVTPL

Financial assets are classified as at FVTPL when the financial asset is held for trading or is designated at FVTPL at initial recognition. All derivatives including the embedded derivatives, which are separated from the host contract, are classified as trading securities, unless they are designated and effective hedging instruments.

A financial asset other than a financial asset held for trading may be designated as at FVTPL upon initial recognition if:

•	such designation eliminates or significantly reduces a recognition or measurement inconsistency that would otherwise arise; or

•	the financial asset forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Company’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

•	it forms part of a contract containing one or more embedded derivatives, and K-IFRS 1039 Financial Instruments: Recognition and Measurement permits the entire hybrid (combined) contract to be designated as at FVTPL.

b)	Loans and receivables

Trade receivables, loans, and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables.

c)	AFS financial assets

Non –derivatives financial assets that are not classified as at HTM; held-for-trading; designated as at FVTPL; or loans and receivables are classified as at AFS.

d)	HTM financial assets

HTM investments are non-derivative financial assets with fixed or determinable payments and fixed maturity dates that the Company has the positive intent and ability to hold to maturity.

2)	Classification of financial liabilities

Financial liabilities are classified as either financial liabilities at FVTPL or other financial liabilities measured at amortized costs.

a)	Financial liabilities at FVTPL

Financial liabilities as at FVTPL include a financial liability held for trading and a financial liability designated at FVTPL. All derivatives including the embedded derivatives separated from the host contract are classified as financial liabilities held for trading unless they are designated and effective hedging instruments.

The criteria for designation of financial liabilities at FVTPL upon initial recognition are the same as those of financial assets at FVTPL.

b)	Financial liabilities measured at amortized costs

Financial liabilities that are not classified as at FVTPL are measured at amortized costs. Deposits and debt securities that are not designated as at FVTPL are classified as financial liabilities measured at amortized costs.

3)	Recognition and Measurement

The Company recognizes a financial asset at trade date. All types of financial instruments, except financial assets/liabilities at FVTPL, are measured at fair value at initial recognition and transaction costs that are directly attributable to the acquisition (issuance) are added to or deducted from the fair value. Financial assets/liabilities at FVTPL are initially recognized at fair value and transaction costs directly attributable to the acquisition (issuance) are recognized in the statement of comprehensive income.

Financial assets/liabilities at FVTPL and AFS financial assets are subsequently measured at fair value. HTM financial assets, loans and receivables and other financial liabilities are measured at amortized costs using the effective interest rate method.

Gains or losses arising from changes in the fair value of the financial assets/liabilities at FVTPL are presented in the statement of comprehensive income during the period in which they arise. Changes in the fair value of monetary and non-monetary securities, which are classified as AFS financial assets, are recognized in other comprehensive income. Changes in the fair value of AFS monetary assets denominated in a foreign currency are comprised of exchange differences on amortized costs and other carrying value fluctuation. Exchange differences on AFS monetary assets are recognized in net income and changes in carrying value that is not related to the exchange differences are recorded in other comprehensive income.

Dividends income of financial assets at FVTPL and AFS financial assets is recognized in net income when the Company’s right to receive the dividend is established.

Where the AFS financial asset is disposed of or is determined to be impaired, the cumulative gain or loss previously accumulated in other comprehensive income is reclassified to net income.

4)	Derecognition of financial assets

The Company derecognizes a financial asset when the contractual right to the cash flows from the asset is expired, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another company. If the Company neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Company recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. The Company derecognizes financial liabilities when, and only when, the Company’s obligations are discharged, cancelled or they expire.

(7)	Offsetting financial instruments

Financial assets and liabilities are presented net in the separate statements of financial position when the Company has an enforceable legal right to set off and an intention to settle on a net basis or to realize an asset and settle the liability.

(8)	Impairment of the financial assets

1)	Assets measured at amortized costs

The Company assesses at the end of each reporting period whether there is any objective evidence that a financial asset (or a group of financial assets) is impaired. A financial asset (or a group of financial assets) is considered to be impaired when there is objective evidence of impairment loss as a result of one or more events (hereinafter the “loss event”) that occurred after the initial recognition and the estimated future cash flows of the financial asset have been affected.

The criteria used to determine whether there is loss event include:

•	significant financial difficulty of the issuer or obligor;

•	a breach of contract, such as a default or delinquency in interest or principal payments;

•	the lender, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

•	it becoming probability that the borrower will enter bankruptcy or financial re-organization;

•	the disappearance of an active market for the financial asset due to financial difficulties; or

•	observable data indicating that there is a measurable decrease in the estimated future cash flows of a group of financial assets after initial recognition, although the decrease in the estimated future cash flows of individual financial assets included in the group is not identifiable.

For individually significant financial assets, the Company assesses whether loss event exists individually, and it assesses either individually or collectively for impairment of financial assets that are not significant. If there is no loss event exists for financial assets individually assessed, the Company includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets for which the Company recognizes impairment based on an individual assessment or impairment loss is continuously recognized are not subject to a collective impairment assessment.

The amount of impairment loss is the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit loss that are not yet incurred), which is discounted at the financial asset’s original effective interest rate. The amount of impairment loss is reduced directly from the asset’s carrying value or by using a provision account, and it is recognized in net income.

For loans and receivables or HTM financial assets with a variable interest rate, the current effective interest rate, which is determined under the contract, is used to measure impairment loss.

Whether collateral inflow is probable or not, the present value of the estimated future cash flows of collateralized financial asset is calculated as the cash flows, which may arise from collateral inflow, less costs of acquiring and selling collateral.

Future cash flows for a group of financial assets that are collectively assessed for impairment are estimated based on the historical loss experience of assets having credit risk characteristics, similar to those in the group of financial assets. If historical loss experience is not enough or not existed, similar corporation’s comparable historical loss experience of a group of financial assets is used. The effects of current conditions that do not have an impact in the historical loss experience period are reflected and the historical loss experience is adjusted based on the current observable data in order to remove the effects of conditions that currently do not exist but existed in the historical loss experience period.

For a collective assessment for impairment, financial assets are classified based on similar credit risk characteristics (i.e. based on the assessment of credit risk or grading process, considering asset type, industry, geographical location, collateral type, past-due status, and other relevant elements) indicating the debtor’s ability to pay all amounts of debt under the contractual terms. These characteristics are relevant to the estimation of future cash flows for groups of such assets as being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

When estimating the changes in future cash flows, observable data (i.e. an impairment loss arisen from a group of assets, an unemployment rate indicating the loss and its parameter, asset price, product price, or payment status) need to be consistently reflected. The methodology and assumptions used for estimating future cash flows are reviewed regularly to reduce the difference between loss estimates and actual loss experience.

When the amount of impairment loss decreases subsequently and the decrease is related to an event occurred after the impairment is recognized (i.e. an improvement in the debtor’s credit rating), the previously recognized impairment loss is reversed directly from or by adjusting the provision account. The reversed amount is recognized in net income.

2)	AFS financial assets

The Company assesses at the end of each reporting period whether there is objective evidence that the Company’s financial asset (or a group of financial assets) is impaired. For debt securities, the Company uses the criteria refer to (8)-1) above.

For equity investments classified as AFS financial assets, a significant or prolonged decline in the fair value below cost is an objective evidence of impairment. The Company recognizes other comprehensive loss when the current fair value of the AFS financial asset is decreased. When the fair value of an AFS financial asset is decreased below its acquisition cost which is considered an objective evidence of impairment, the cumulative loss, amounting to the difference between the acquisition cost and the current fair value, is removed from other comprehensive income and recognized in net income as an impairment loss. For AFS equity instruments, impairment losses recognized in net income are not reversed through net income. When the fair value of AFS debt instrument increases in a subsequent period and the evidence is objectively related to an event occurred after recognizing the impairment loss, the impairment loss is reversed and recognized in net income.

(9)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, demand deposits and highly liquid investment assets that are readily convertible to known amounts of cash and subject to an insignificant risk of changes in value.

(10)	Equity

Common stock is classified as equity and mandatorily redeemable preferred stock is classified as a liability. Direct expenses relevant to issuance of new stock and stock option are recognized as a deduction from equity, net of tax effects.

When the Company purchases its common stock (treasury stock), payment including direct transaction cost (net of tax) is recognized as a deduction from the Company’s equity until the common stock is disposed of or reissued. In the case of reissuance of the treasury stock, received amount (net of direct transaction costs and relevant tax) is included in equity attributable to the Company’s shareholders.

(11)	Fees and commissions income

The Company’s revenue includes brand royalty income. If the Company can measure the amounts of revenue reliably and it is probable that future economic benefits can flow to the Company, revenue is recognized on an accrual basis in accordance with the economic substance of the relevant contract.

(12)	Income tax expense

Income tax consists of current and deferred income tax. Income tax is recognized in net income except when it relates to elements recognized in other comprehensive income or directly in equity. Current income tax liabilities (assets) is measured at the amount expected to be paid to taxation authorities (recovered from taxation authorities) using the tax rates and tax laws that have been enacted by the reporting date or substantively enacted.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the separate financial statements and the corresponding tax bases used in the computation of taxable profit. However, the Company does not recognize deferred tax arising on the initial recognition of an asset or a liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither accounting profit nor taxable profit. Deferred taxes are determined using tax rates and laws that have been enacted by the reporting date - the date when the relevant deferred tax assets are realized and the deferred tax liabilities are settled - or substantially enacted.

Deferred tax assets are recognized if future taxable profits are probable so that the temporary differences can be used.

Deferred tax assets in accordance with the related investments in subsidiaries and associates are recognized except where the timing of the reversal of the temporary difference can be controlled and it is probable that the expected future temporary difference does not reverse.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets and current tax liabilities and when the deferred tax assets and liabilities are relevant to income taxes levied by the same taxation authorities.

In accordance with the Korean Corporate Tax Act, the Company and its 100%-owned domestic subsidiaries have filed a consolidated tax return. Accordingly, the Company recognizes total corporate income tax due that it will pay on behalf of its subsidiaries as a current tax liability and the amounts due from subsidiaries as loans and receivables.

(13)	Employee benefits

1)	Short-term employee benefits

The Company recognizes the undiscounted amount of short-term employee benefits expecting payment in exchange for the services, when employee renders services. Also, the Company recognizes expenses and liabilities in the case of accumulating compensated absences, when the employees render service that increases their entitlement to future compensated absences. Though the Company may have no legal obligation to pay a bonus, considering some cases, the Company has a practice of paying bonuses. In such cases, the Company has a constructive obligation, and thus recognizes expenses and liabilities when the employees render service.

2)	Retirement benefits

The Company operates defined benefit plans. For defined benefit plans, the liability recognized in the separate statements of financial position is the present value of the current defined benefit obligation at the date of the separate statement of financial position, less the fair value of plan assets, as adjusted for unrecognized past service cost.

The defined benefit obligation is calculated on an annual basis by independent actuaries using the projected unit credit method. The present value of defined benefit obligations is expressed in a currency in which retirement benefits will be paid and is calculated by discounting expected future cash outflows with the interest rate of high quality corporate bonds which maturity is similar to the payment date of retirement benefit obligations.

Actuarial gains and losses arising from the differences between changes in actuarial assumptions and what has actually occurred are recognized in profit or loss in the period in which they occur.

(14)	Interest income and expense recognition

Interest income and expense from held-to-maturity financial assets, loans and receivables, and other financial liabilities measured at amortized cost, are recognized on an accrual basis using the effective interest method.

Effective interest method is the method of calculating the amortized cost of financial assets or liabilities and allocating the interest income or expense over the relevant period. The effective interest rate reconciles the expected future cash in and out through the expected life of financial instruments or shorter period if appropriate, and net carrying value of financial assets or liabilities. When calculating the effective interest rate, the Company estimates future cash flows considering all contractual terms of the financial instruments such as prepayment option, except the loss on future credit risk. Also, effective interest rate calculation reflects commission, points (only responsible for the effective interest rate) that are paid or earned between contracting parties, transaction costs, and other premiums and discounts.

(15)	Earnings per share (“EPS”)

Basic EPS is calculated by earnings subtracting the dividends paid to holders of preferred stock and hybrid securities from the net income attributable to ordinary shareholders from the statements of comprehensive income and dividing by the weighted average number of common shares outstanding. Diluted EPS is calculated by adjusting the earnings and number of shares for the effects of all dilutive potential common shares.

(16)	Reclassifications related to consolidated corporate taxes

The Company reclassified the tax payment on behalf of subsidiaries related to the consolidated tax return from other assets to loans and receivables and tax refund on behalf of subsidiaries from other liabilities to other financial liabilities. As a result, other assets have decreased by 166,077 million Won and 202,525 million Won and loans and receivables have increased by 166,077 million Won and 202,525 million Won as of December 31, 2012 and 2011, respectively. In addition, other liabilities have decreased by 21,333 million Won and 1,164 million Won and other financial liabilities have increased by 21,333 million Won and 1,164 million Won as of December 31, 2012 and 2011, respectively. The effects of the reclassifications are reflected on the comparative financial statements, and the reclassifications have no effect on net asset and net income.

3.	SIGNIFICANT ACCOUNTING ESTIMATES AND ASSUMPTIONS

The significant accounting estimates and assumptions are continually evaluated and are based on historical experience and various factors including expectations of future events that are considered to be reasonable. Actual results can differ from those estimates based on such definitions. The following are the accounting estimates and assumptions that have a significant risk of causing changes to the carrying amounts of assets and liabilities within the next accounting period.

(1)	Income taxes

The Company estimates income tax provision based on its operating activities through December 31, 2012 as current and deferred income taxes. The actual income taxes payment may differ from the income tax provision recognized and the difference could be material.

(2)	Fair value of financial instruments

The fair value of financial instruments that are not traded in active markets is measured by using valuation techniques. The Company uses its judgment to select a variety of valuation techniques and makes assumptions based on the market conditions as of December 31, 2012.

(3)	Impairment loss on financial assets

The Company recognizes impairment losses on financial assets by assessing the occurrence of loss events or it assesses impairment for a group of financial assets with similar credit risk characteristics. Impairment loss for financial assets is the difference between such assets’ carrying value and the present value of estimated recoverable cash flows. The estimation of future cash flows requires management judgment.

4.	RISK MANAGEMENT

The Company’s operating activity is exposed to various financial risks; hence, the Company is required to analyze and assess the level of complex risks, determine the permissible level of risks or manage the risks. The Company’s risk management procedure is set for improvement in the quality of assets and investments held by making a decision about how to avoid or mitigate risks through the identification of the cause of the potential risk and its impact.

The Company has established an approach to manage the acceptable level of risks to the Company and eliminate the excessive risks in financial instruments in order to maximize its profit given the risks present, for which the Company has implemented processes for risk recognition, measurement and assessment, control, and monitoring and reporting.

The risk management department of the Company manages risks based on the Company’s policy. The risk management committee makes the decision on its risk strategy such as allocation of capital at risk and establishment of risk limit.

(1)	Credit risk

Credit risk represents the possibility of financial loss incurred when the counterparty fails to fulfill its contractual obligations. The goal of credit risk management is to maintain the Company’s credit risk exposure to a permissible degree and to optimize its rate of return considering such credit risk.

1)	Credit risk management

In order to measure its credit risk, the Company considers the possibility of failure in performing its obligation to its counterparties, credit exposure of the counterparty and the related default risk, and the rate of default loss.

2)	Credit risk mitigation

The Company mitigates credit risk resulting from the obligor’s credit condition by using financial and physical collateral, guarantees, netting agreements and credit derivatives.

3)	Maximum exposure to credit risk

The Company’s maximum exposure to credit risk is as follows in carrying amounts (Unit: Korean Won in millions):

	December 31, 2012
	Banks	Companies	Total
Loans and receivables neither overdue nor impaired	198,293	10,911	209,204
Loans and receivables overdue but not impaired	—	—	—
Impaired loans and receivables	—	—	—

Total	198,293	10,911	209,204

Provisions for credit losses	—	5	5

Net amount	198,293	10,906	209,199

	December 31, 2011
	Banks	Companies	Total
Loans and receivables neither overdue nor impaired	232,737	6,483	239,220
Loans and receivables overdue but not impaired	—	—	—
Impaired loans and receivables	—	—	—

Total	232,737	6,483	239,220

Provisions for credit losses	—	5	5

Net amount	232,737	6,478	239,215

All loans and receivables are maintained at or above the permissible level of credit rating.

(2)	Market risk

Market risk is the possible risk of loss arising from trading activities in the volatility of market factors such as interest rates, stock prices and foreign exchange rates.

Market risk occurs as a result of changes in the interest rates and foreign exchange rates for financial instruments that are not yet settled, and all contracts are exposed to a certain level of volatility according to the changes in the interest rates, credit spreads, foreign exchange rates and the price of equity securities.

1)	Market risk management

For trading activities, the Company makes judgment to avoid, bear or mitigate risks by identifying the underlying source of the risks, measuring parameters and evaluating their appropriateness.

2)	Market risk measurement

The Company uses both a standard risk measurement model approach and an internal risk measurement model approach to measure market risk. A standard risk measurement model is used to calculate individual market risk of owned capital, while an internal risk measurement model is used to calculate general capital market risk and measure internal risk.

3)	Risk limit management

As of December 31, 2012 and 2011, the Company is not exposed to market risk in connection with trading activities.

4)	Sensitivity analysis of market risk

The Company performs the sensitivity analysis for trading and non-trading activities. As of December 31, 2012 and 2011, the Company is exposed only to interest rate risk from non-trading activities.

Based on market risk sensitivity analysis of non-trading activities, Earning at Risk (“EaR”) and Value at Risk (“VaR”) are as follows (Unit: Korean Won in millions):

December 31, 2012		December 31, 2011
EaR	VaR	EaR	VaR
(13,944)	(146,027)	(18,863)	(157,009)

The Company estimates and manages risks related to changes in interest rate due to the difference in the sensitivity of interest-yielding assets and liabilities. Cash flows of principal amounts and interests from interest bearing assets and liabilities by maturity date are as follows (Unit: Korean Won in millions):

		Total	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 to 5 years
December 31, 2012	Loans and receivables	1,036	—	—	—	1,036	—
	Debentures	4,037,836	42,088	239,841	88,960	505,680	3,161,267
December 31, 2011	Loans and receivables	1,040	—	—	—	1,040	—
	Debentures	4,106,100	146,424	264,676	290,978	237,566	3,166,456

(3)	Liquidity risk

Liquidity risk refers to the risk that the Company may encounter difficulties in meeting obligations from its financial liabilities.

1)	Liquidity risk management

Liquidity risk management is to prevent potential cash shortage as a result of mismatching the use of funds (assets) and sources of funds (liabilities) or unexpected cash outflows. Of the financial liabilities on the separate statements of financial position, financial liabilities in relation to liquidity risk become the objects of liquidity risk management. Derivatives are excluded from those financial liabilities as they reflect expected cash flows for a predetermined period.

The Company manages liquidity risk by identifying the maturity gap through various cash flows analysis (i.e. based on remaining maturity and contract period, etc.)

2)	Maturity analysis of non-derivative financial liabilities

The Company’s maturity analysis of non-derivative financial liabilities, including both principals and interests, based on the remaining contractual maturities as of December 31, 2012 and December 31, 2011 are as follows (Unit: Korean Won in millions):

		Total	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 to 5 years
December 31, 2012	Debentures	4,037,836	42,088	239,841	88,960	505,680	3,161,267
	Other financial liabilities	53,448	53,448	—	—	—	—
December 31, 2011	Debentures	4,106,100	146,424	264,676	290,978	237,566	3,166,456
	Other financial liabilities	31,796	31,796	—	—	—	—

The maturity analysis of non-derivative financial liabilities assumes that the contractual maturity is the same as the expected maturity.

(4)	Capital risk management

Pursuant to Financial Holding Company Supervisory Regulation, the Company calculates and manages the debt ratio as ‘total liability divided by total equity subtracting regulatory reserve for credit loss’ and calculates the dual leverage ratio as ‘total invested amount on subsidiaries divided by total equity subtracting regulatory reserve for credit loss’, for capital risk management purposes.

Debt ratio and dual leverage ratio are as follows:

December 31, 2012		December 31, 2011
Debt ratio	Dual leverage ratio	Debt ratio	Dual leverage ratio
26.59%	123.37%	27.36%	125.40%

5.	CASH AND CASH EQUIVALENTS

Details of cash and cash equivalents are as follows (Unit: Korean Won in millions):

	December 31, 2012	December 31, 2011
Demand deposits	49,471	33,538
Time deposits	186,929	—

Total	236,400	33,538

6.	LOANS AND RECEIVABLES

(1) Details of loans and receivables are as follows (Unit: Korean Won in millions):

	December 31, 2012	December 31, 2011
Loans	1,000	1,000
Provisions for credit losses	(5)	(5)
Receivables (*1)	170,906	203,985
Accrued income	736	57
Refundable rent deposits	37,261	36,175
Present value discount on refundable deposits	(699)	(1,997)

Total	209,199	239,215

(*1)	Receivables due to consolidated tax return are 166,077 million Won and 202,525 million Won as of December 31, 2012 and 2011, respectively(Note 25).

(2)	Details of changes in provisions for credit losses are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2012	2011
Beginning balance	5	6
Reversal	—	(1)

Ending balance	5	5

7.	FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

Fair value and book value of financial assets and liabilities measured at amortized costs are as follows (Unit: Korean Won in millions):

		December 31, 2012		December 31, 2011
		Fair value	Book value	Fair value	Book value
Financial assets	Loans and receivables (*1)	209,199	209,199	239,215	239,215

Financial liabilities	Debentures	3,770,841	3,654,276	3,758,636	3,653,968
	Other financial liabilities (*1)	53,448	53,448	31,796	31,796

	Total	3,824,289	3,707,724	3,790,432	3,685,764

(*1)	As the Company considers the difference between the book value and fair value to be no significant differences, it uses book value as the relevant fair value of financial assets and liabilities.

8.	INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES

Investments in subsidiaries and associates accounted for using the cost method are as follows (Unit: Korean Won in millions):

Company	Country	Financial year end as of	December 31, 2012		December 31, 2011
			Owner- ship (%)	Carrying value	Owner- ship (%)	Carrying value
Woori Bank	Korea	Dec. 31	100.0	13,621,824	100.0	13,621,824
Kwangju Bank	”	Dec. 31	100.0	976,291	100.0	976,291
Kyongnam Bank	”	Dec. 31	100.0	1,443,662	100.0	1,443,662
Woori FIS Co., Ltd. (*1)	”	Dec. 31	100.0	35,013	100.0	15,013
Woori Investment & Securities Co., Ltd.	”	Mar. 31	37.9	1,036,749	37.9	1,036,749
Woori F&I Co., Ltd.	”	Dec. 31	100.0	206,563	100.0	206,563
Woori Asset Management Co., Ltd.	”	Mar. 31	100.0	67,456	100.0	67,456
Woori Private Equity Co., Ltd.	”	Dec. 31	100.0	34,246	100.0	34,246
Woori Financial Co., Ltd. (*2)	”	Dec. 31	52.0	238,575	52.5	207,346
Woori Aviva Life Insurance Co., Ltd. (*3)	”	Mar. 31	51.6	102,946	51.6	106,053
Woori FG Savings Bank (*1)	”	Jun. 30	100.0	210,000	100.0	110,000
Woori Finance Research Institute (*4)	”	Dec. 31	100.0	3,000	—	—

Total				17,976,325		17,825,203

(*1)	The carrying amount increased due to the paid-in capital increase for the year ended December 31, 2012.
(*2)	The ownership interest decreased due to disproportionate increase in paid-in capital for the year ended December 31, 2012.
(*3)	The carrying amount is decreased due to the settlement of reserve for the year ended December 31, 2012. As a jointly controlled entity, Woori Aviva Life Insurance Co., Ltd. is not included in the consolidated subsidiaries.
(*4)	Woori Finance Research Institute was established with 100% investments for the year ended December 31, 2012.

9.	PREMISES AND EQUIPMENT

(1) Details of premises and equipment are as follows (Unit: Korean Won in millions):

	December 31, 2012
	Properties for business purposes	Structures in leased office	Total
Acquisition cost	1,645	553	2,198
Accumulated depreciation	(1,391)	(418)	(1,809)

Net amount	254	135	389

	December 31, 2011
	Properties for business purposes	Structures in leased office	Total
Acquisition cost	1,688	539	2,227
Accumulated depreciation	(1,358)	(354)	(1,712)

Net amount	330	185	515

(2) Details of changes in premises and equipment are as follows (Unit: Korean Won in millions):

	For the year ended December 31, 2012
	Properties for business purposes	Structures in leased office	Total
Beginning balance	330	185	515
Acquisition	41	13	54
Disposition	(1)	—	(1)
Depreciation	(116)	(63)	(179)

Ending balance	254	135	389

	For the year ended December 31, 2011
	Properties for business purposes	Structures in leased office	Total
Beginning balance	456	137	593
Acquisition	111	105	216
Depreciation	(237)	(57)	(294)

Ending balance	330	185	515

10.	INTANGIBLE ASSETS

(1) Details of intangible assets are as follows (Unit: Korean Won in millions):

	December 31, 2012
	Computer software	Industrial property rights	Membership deposit	Total
Acquisition cost	37	117	15	169
Accumulated amortization	(36)	(100)	—	(136)

Net amount	1	17	15	33

	December 31, 2011
	Computer software	Industrial property rights	Membership deposit	Total
Acquisition cost	37	107	15	159
Accumulated amortization	(36)	(94)	—	(130)

Net amount	1	13	15	29

(2) Details of changes in intangible assets are as follows (Unit: Korean Won in millions):

	For the year ended December 31, 2012
	Computer software	Industrial property rights	Membership deposit	Total
Beginning balance	1	13	15	29
Acquisition	—	10	—	10
Amortization	—	(6)	—	(6)

Ending balance	1	17	15	33

	For the year ended December 31, 2011
	Computer software	Industrial property rights	Membership deposit	Total
Beginning balance	2	17	15	34
Amortization	(1)	(4)	—	(5)

Ending balance	1	13	15	29

11.	OTHER ASSETS

Details of other assets are as follows (Unit: Korean Won in millions):

	December 31, 2012	December 31, 2011
Prepaid expenses	970	2,285
Plan assets (Note 13)	—	13
Payment in suspense	—	49

Total	970	2,347

12.	DEBENTURES AND BORROWINGS

(1) Details of debentures are as follows (Unit: Korean Won in millions):

	Issuance date	Annual interest rate (%)	Maturity	December 31, 2012	December 31, 2011
Series 18-2nd bonds	Aug. 30, 2007	5.79	Aug. 30, 2012	—	250,000
Series 19-2nd bonds	Dec. 6, 2007	6.63	Dec. 6, 2012	—	140,000
Series 20-2nd bonds	Apr. 14, 2008	5.72	Apr. 14, 2013	170,000	170,000
Series 23-3rd bonds	Dec. 9, 2008	8.19	Dec. 9, 2013	60,000	60,000
Series 25-2nd bonds	Mar. 24, 2009	5.39	Mar. 24, 2012	—	100,000
Series 25-3rd bonds	Mar. 24, 2009	5.70	Mar. 24, 2014	150,000	150,000
Series 26th bonds	Mar. 31, 2009	6.36	Jan. 1, 2015	300,000	300,000
Series 27-1st bonds	Jun. 15, 2009	5.43	Jun. 15, 2012	—	220,000
Series 27-2nd bonds	Jun. 15, 2009	5.94	Jun. 15, 2014	80,000	80,000
Series 28-1st bonds	Nov. 13, 2009	5.21	Nov. 13, 2012	—	60,000
Series 28-2nd bonds	Nov. 13, 2009	5.43	Nov. 13, 2013	140,000	140,000
Series 29-1st bonds	May 20, 2010	4.45	May 20, 2013	30,000	30,000
Series 29-2nd bonds	May 20, 2010	5.11	May 20, 2015	220,000	220,000
Series 30-1st bonds	Aug. 3, 2010	4.51	Aug. 3, 2013	50,000	50,000
Series 30-2nd bonds	Aug. 3, 2010	4.97	Aug. 3, 2015	250,000	250,000
Series 31-1st bonds	Nov. 9, 2010	3.98	Nov.9, 2013	100,000	100,000
Series 31-2nd bonds	Nov. 9, 2010	4.32	Nov.9, 2014	150,000	150,000
Series 32nd bonds	Feb. 24, 2011	4.39	Feb. 24, 2014	50,000	50,000
Series 33rd bonds	Mar. 14, 2011	4.23	Mar. 14, 2014	160,000	160,000
Series 34-1st bonds	May 24, 2011	4.06	May 24, 2014	100,000	100,000
Series 34-2nd bonds	May 24, 2011	4.22	May 24, 2016	100,000	100,000
Series 35-1st bonds	Aug. 25, 2011	4.04	Aug. 25, 2014	100,000	100,000
Series 35-2nd bonds	Aug. 25, 2011	4.08	Aug. 25, 2016	150,000	150,000
Series 36-1st bonds	Oct. 28, 2011	4.08	Oct. 28, 2013	170,000	170,000
Series 36-2nd bonds	Oct. 28, 2011	4.16	Oct. 28, 2014	180,000	180,000
Series 36-3rd bonds	Oct. 28, 2011	4.30	Oct. 28, 2016	180,000	180,000
Series 37th bonds	Feb. 7, 2012	3.96	Feb. 7, 2017	100,000	—
Series 38 th bonds	Jun. 26, 2012	3.75	Jun. 26, 2017	220,000	—
Series 39th bonds	Aug. 20, 2012	3.27	Aug. 20, 2017	250,000	—
Series 40th bonds	Oct. 30, 2012	3.03	Oct. 30, 2015	200,000	—

	Sub-total			3,660,000	3,660,000
Less: discounts on bonds payable				(5,724)	(6,032)

	Total			3,654,276	3,653,968

All debentures are to be paid in full at maturity.

(2)	There is no borrowing outstanding as of December 31, 2012 and 2011. As of December 31, 2012, the Company has contracts of credit line with banks as follows (Unit: Korean Won in millions):

	Annual interest rate (%)	Maturity	Line of credit
Hana Bank	CD(3M)+1.65	November 30, 2013	100,000
Kookmin Bank	CD(3M)+1.55	November 30, 2013	150,000

Total			250,000

13.	RETIREMENT BENEFIT OBLIGATION

(1) Details of retirement benefit obligation are as follows (Unit: Korean Won in millions):

	December 31, 2012	December 31, 2011 (*1)
Retirement benefit obligation	6,803	5,194
Fair value of plan assets	(6,666)	(5,207)

Total	137	(13)

(*1)	Excess of the fair value of plan assets over retirement benefit obligation is recorded as on other asset (Note 11).

(2)	Changes in retirement benefit obligation are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2012	2011
Beginning balance	5,194	3,544
Current service cost	1,498	1,354
Interest expense	223	165
Actuarial loss	511	867
Retirement benefit paid	(1,548)	(898)
Transfer from related parties	925	162

Ending balance	6,803	5,194

(3) Changes in plan assets are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2012	2011
Beginning balance	5,207	3,678
Expected gain on plan assets	243	146
Actuarial loss	(54)	(23)
Employer’s contributions	1,858	1,985
Retirement benefit paid	(588)	(579)

Ending balance	6,666	5,207

(4) Plan assets are as follows (Unit: Korean Won in millions):

	December 31, 2012	December 31, 2011
Equity instruments	85	77
Deposits	6,581	5,130

Total	6,666	5,207

Realized return on plan assets are 189 million Won and 123 million Won of plan asset for the years ended December 31, 2012 and 2011, respectively.

(5) The amounts recorded in profit operating income as retirement benefit plan are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2012	2011
Current service cost	1,498	1,354
Interest expense	223	165
Expected gain on plan assets	(243)	(146)
Actuarial loss	565	890

Total	2,043	2,263

(6) Actuarial assumptions used in retirement benefit obligation assessment are as follows:

	December 31, 2012	December 31, 2011
Discount rate	3.57%	4.47%
Inflation rate	3.00%	3.00%
Expected rate of return on plan assets	4.24%	4.24%
Future wage growth rate	5.18%	5.34%

14.	OTHER FINANCIAL LIABILITIES AND OTHER LIABILITIES

Details of other financial liabilities and other liabilities are as follows (Unit: Korean Won in millions):

	December 31, 2012	December 31, 2011
Other financial liabilities:
Accounts payables (*1)	22,827	3,787
Accrued expenses	27,826	25,913
Dividends payables	2,649	1,942
Withholdings	146	154

Total	53,448	31,796

Other liabilities:
Withholding taxes	1,331	1,537
Others	148	122

Total	1,479	1,659

(*1)	Accounts payables due to consolidated tax return are 21,333 million Won and 1,164 million Won as of December 31, 2012 and 2011 (Note 25).

15.	CAPITAL STOCK AND SURPLUS

(1) The total number of authorized shares is as follows (Unit: Korean Won except for shares):

	December 31, 2012	December 31, 2011
Authorized shares of common stock	2,400,000,000 shares	2,400,000,000 shares
Par value	5,000	5,000
Issued shares of common stock	806,015,340 shares	806,015,340 shares

(2) Details of capital surplus are as follows (Unit: Korean Won in millions)

	December 31, 2012	December 31, 2011
Capital in excess of par value	109,025	109,025
Other capital surplus	1	1

Total	109,026	109,026

16.	HYBRID SECURITIES

The bond-type hybrid securities classified as equity are as follows (Unit: Korean Won in millions):

	Issuance date	Maturity	Annual interest rate (%)	December 31, 2012	December 31, 2011
The 1st bond-type hybrid securities	Nov. 22, 2011	Nov. 22, 2041	5.91	310,000	310,000
The 2nd bond-type hybrid securities	Mar. 8, 2012	Mar. 8, 2042	5.83	190,000	—
Issuing expense				(1,593)	(990)

Total				498,407	309,010

Although these instruments have contractual maturity dates and stipulated contractual interest payments, the contractual agreements allow the Company to indefinitely extend the maturity date and defer the payment of interest without a modification of other terms of the instrument such as interest rate, etc. If the Company makes a resolution not to pay dividends on ordinary stocks, and then, the Company is exonerated from interest payment on the hybrid securities.

17.	OTHER EQUITY

As of December 31, 2012 and 2011, the Company holds 2,000 shares (14 million Won) and 1,999 shares (14 million Won) of its treasury stock, respectively, acquired as a buyback of odd-lot share when exchanging the stock of Woori Investment & Securities Co., Ltd.

18.	RETAINED EARNINGS

(1) Retained earnings are as follows (Unit: Korean Won in millions):

	December 31, 2012	December 31, 2011
Earned surplus reserve	1,035,849	1,005,401
Voluntary reserve	8,528,008	8,256,000
Retained earnings carried forward	370,323	504,721

Total	9,934,180	9,766,122

(2) In accordance with the Regulations for Supervision of Financial Holding Companies (“RSFHC”), if provision for credit loss under K-IFRS for the accounting purpose is lower than those for the regulatory purpose required by RSFHC, the Company shall disclose such difference as regulatory planned reserve for credit loss.

(3) Regulatory reserve for credit loss is as follows (Unit: Korean Won in millions):

	December 31, 2012	December 31, 2011
Beginning balance	8	—
Planned reserve for credit loss	850	8

Ending balance	858	8

(4) Reserve provided and net income after the reserve provided are as follows (Unit: Korean Won in millions, except for earning per share):

	For the years ended December 31
	2012	2011
Reserve provided	850	8
Net income after the reserve provide	396,048	304,472
Earnings per share after the reserve provided (*1)	457	375

(*1)	Earnings per share after the planned reserve provided is calculated by deducting dividends on hybrid securities from net income after the reserve provided.

(5) Appropriations of retained earnings are as follows (Unit: Korean Won in millions):

	December 31, 2012	December 31, 2011
RETAINED EARNINGS BEFORE APPROPRIATIONS:
Unappropriated retained earnings carried over from prior years	762	202,183
Interest of hybrid equity securities	(27,337)	(1,942)
Net income	396,898	304,480

	370,323	504,721

APPROPRIATIONS:
Legal reserve	39,690	30,448
Reserves for bad debts	850	8
Cash dividends	201,503	201,503
(Dividends per common stock: ￦250 (5.0%) and ￦250 (5.0%) in 2012 and 2011, respectively)
Voluntary reserve	128,000	272,000

	370,043	503,959

UNAPPROPRIATED RETAINED EARNINGS TO BE CARRIED FORWARD TO SUBSEQUENT YEARS	280	762

The retained earning appropriation for the years ended December 31, 2012 and 2011 should be set aside by March 22, 2013 and March 30, 2012, respectively.

(6) Dividends ratio by net income are as follows:

	December 31, 2012	December 31, 2011
The number of issued shares	806,015,340 shares	806,015,340 shares
The number of treasury stocks	2,000 shares	1,999 shares
Shares subject to dividend	806,013,340 shares	806,013,341 shares
Dividend per share	250 Won	250 Won
Par value	5,000 Won	5,000 Won
Dividend ratio per share	5.0%	5.0%
Gross dividend	201,503 million Won	201,503 million Won
Net income	396,898 million Won	304,480 million Won
Dividend ratio by net income	50.77%	66.18%

19.	NET INTEREST INCOME

Interest income and expenses incurred are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2012	2011
Interest income
Interest income on due from banks	10,357	6,771
Interest income on loans	49	50
Interest income on others	1,351	1,207

Total	11,757	8,028

Interest expense
Interest expense on borrowings	123	35
Interest expense on debentures	184,013	222,302

Total	184,136	222,337

No financial asset impairment incurred for the years ended December 31, 2012 and 2011, respectively. As a result, all interest income was incurred from performing financial assets.

20.	NET FEES INCOME

Fee incomes and expenses are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2012	2011
Fee income
Brand royalty income	62,582	65,698
Fee expense
Fee for legal advice	96	1,714
Other fees expense	3,047	6,132

Total	3,143	7,846

21.	DIVIDEND INCOME

Dividend income is as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2012	2011
Woori Bank	479,053	387,725
Kwangju Bank	28,213	36,912
Kyongnam Bank	7,976	50,503
Woori Investment & Securities Co., Ltd.	17,348	13,897
Woori F&I Co., Ltd.	21,574	20,220
Woori Asset Management Co., Ltd.	—	1,673
Woori Financial Co., Ltd.	8,108	5,078

Total	562,272	516,008

22.	IMPAIRMENT LOSS AND REVERSAL OF IMPAIRMENT LOSS ON CREDIT LOSS

Impairment loss and reversal of impairment loss on credit loss recognized are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2012	2011
Reversal of provision for bad debts	—	1

23.	ADMINISTRATIVE EXPENSES

Details of administrative expenses as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2012	2011
Short term employee benefits	21,935	22,003
Retirement benefit	2,043	2,263
Fringe benefits	2,993	2,544
Traveling expenses	422	1,009
Operating promotion expenses	1,354	1,480
Rent	1,683	1,553
Maintenance expense	830	860
Depreciation	179	294
Amortization	6	5
IT expenses	1,923	2,142
Advertising	12,349	9,056
Taxes and dues	216	194
Insurance premium	326	338
Others	5,093	6,051

Total	51,352	49,792

24.	NON-OPERATING PROFIT AND LOSS

Details of non-operating incomes and non-operating expenses as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2012	2011
Non-operating incomes:
Miscellaneous income	3,907	413
Non-operating expenses:
Donation	(5,275)	(6,710)
Miscellaneous loss	—	(13)

Sub-Total	(5,275)	(6,723)

Total	(1,368)	(6,310)

25.	INCOME TAX EXPENSE (INCOME)

(1)	Income tax expense (income) are as follows (Korean Won in millions):

	For the years ended December 31
	2012	2011
Current tax expense (income)
Current tax expense in respect of the current year	—	—
Adjustments recognized in the current period in relation to the current tax of prior periods	—	—

Sub-total	—	—

Deferred tax expense (income)
Deferred tax expense (income) relating to the origination and reversal of temporary differences	(286)	(1,030)
Deferred tax reclassified from other comprehensive income to net income	—	—

Sub-total	(286)	(1,030)

Income tax income	(286)	(1,030)

(2)	Reconciling items between income before income tax and income tax expense (income) are as follows (Korean Won in millions):

	For the years ended December 31
	2012	2011
Income before income tax	396,612	303,450
Tax calculated at statutory tax rate (*1)	95,518	73,407
Tax effect on reconciling items:
Non-taxable income	(108,491)	(99,633)
Non-deductible expenses	324	358
Others	12,363	24,838

Sub-total	(95,804)	(74,437)

Income tax income	(286)	(1,030)

Effective tax rate (*2)	—	—

(*1)	Income tax rate for 200 million Won and below is 11%, for over 200 million Won up to 20 billion Won is 22%, and for over 20 billion Won is 24.2%, which is composed of corporate tax and local income tax for the year ended December 31, 2012.

Income tax rate for 200 million Won and below was 11%, and for over 200 million Won was 24.2%, which is composed of corporate tax and local income tax for the year ended December 31, 2011.

(*2)	The effective tax rate did not produce because income tax expenses are negative amount(-) for the years ended December 31, 2012 and 2011.

(3)	Details of changes in deferred tax assets (liabilities) are as follows (Unit: Korean Won in millions):

	January 1, 2012	The amount recognized in net income	The amount recognized in other comprehensive income	December 31, 2012
Accrued expenses	2,148	277	—	2,425
Retirement benefit obligation	674	644	—	1,318
Plan assets	(676)	(641)	—	(1,317)
Depreciation	12	6	—	18

Total	2,158	286	—	2,444

	January 1, 2011	The amount recognized in net income	The amount recognized in other comprehensive income	December 31, 2011
Accrued expenses	889	1,259	—	2,148
Retirement benefit obligation	534	140	—	674
Plan assets	(574)	(102)	—	(676)
Depreciation	(37)	49	—	12
Others	316	(316)	—	—

Total	1,128	1,030	—	2,158

(4)	Unrecognized deductible temporary differences and unused tax losses are as follows (Unit: Korean Won in millions):

	December 31, 2012	December 31, 2011
Deductible temporary differences and others
Investments in subsidiaries and a jointly controlled entities	10,241	10,241
Unused tax losses	184,765	184,765
Taxable temporary differences
Investments in subsidiaries	8,937,558	8,937,558

(5)	Deductible tax loss carry forwards are as follows (Korean Won in millions):

Year incurred	Incurred (*1)	Expired	Remained	Expiration Date
2008	12,562	—	12,562	December 31, 2013
2009	172,203	—	172,203	December 31, 2019 (*2)

	184,765	—	184,765

(*1)	Reflects adjustments based on the reported tax returns
(*2)	As a result of the revision on the Corporate Income Tax Law, the period allowed for the unused tax loss carry-forward has extended for 10 years.

(6)	Current tax assets and liabilities are as follows (Unit: Korean Won in millions):

	December 31, 2012	December 31, 2011
Current tax assets (*1)(*2)	20,844	—
Current tax liabilities (*2)	165,587	201,361

(*1)	The Company did not offset income tax refund with current tax liabilities since the Company has no intention to settle on a net basis, or to realise the asset and settle the liability simultaneously.
(*2)	The Company recognized loans and receivables and accounts payables which are to be received or paid according to consolidated tax return on behalf of the subsidiaries as of December 31, 2012 and 2011.

26.	EARNINGS PER SHARE (EPS)

Basic EPS is calculated by earnings subtracting the dividends paid to holders of preferred stock and hybrid securities from the net income attributable to ordinary shareholders from the statements of comprehensive income and dividing by the weighted average number of common shares outstanding (Unit: Korean Won in millions except for EPS):

	For the years ended December 31
	2012	2011
Net income on common shares	396,898	304,480
Dividend on hybrid securities	(27,336)	(1,942)
Net income attributable to common shareholders	369,562	302,538
Weighted average number of common shares outstanding (shares)	806,013,341 shares	806,012,901 shares
Basic EPS	459	375

Meanwhile, as there is no dilution effect for the years ended December 31, 2012 and 2011, respectively, the Company’s diluted EPS is equal to its common earnings per share.

27.	INSURANCE

As of December 31, 2012, the Company carries director and officer liability insurance and property insurance with Samsung Fire & Marine Insurance Co., Ltd. The insurance coverages are 50,000 million Won and 488 million Won, respectively.

28.	RELATED PARTY TRANSACTIONS

Significant balances as of December 31, 2012 and 2011 major transactions for the years ended December 31, 2012 and 2011 between the Company and its subsidiaries, jointly controlled entities or associates are as follows:

(1)	Related parties

Government related entity	Consolidated subsidiaries	Jointly controlled entities and associates
Korea deposit insurance corporation

Woori Bank, Kyongnam Bank, Kwangju Bank, Woori FIS Co., Ltd., Woori F&I Co., Ltd.,

Woori Investment Securities Co., Ltd.,

Woori Asset Management Co., Ltd.,

Woori Private Equity Co., Ltd.,

Woori Financial Co., Ltd.,

Woori FG Savings Bank,

Woori Finance Research Institute,

Woori Credit Information Co., Ltd.,

Woori America Bank,

Woori Global Markets Asia Ltd., Woori China Bank,

Woori Russia Bank, P.T. Bank Woori Indonesia,

Woori Brazil Bank,

Korea BTL Infrastructure Fund,

Woori Fund Service Co., Ltd.,

Woori Futures Co., Ltd.,

Woori Investment Securities Int’l Ltd.,

Woori Investment Securities (H.K.) Ltd.,

Woori Investment Securities America Inc.,

MARS First Private Equity Fund,

MARS INS First Ltd,

MARS Second Private Equity Fund,

Woori Investment Asia PTE Ltd.,

Woori Absolute Partners PTE Ltd.,

Woori Absolute Asia Global Opportunity Fund,

LG Investment Holding B.V. (Amsterdam) GG,

Woori Korindo Securities Indonesia,

Woori CBV Securities Corporation,

Woori Absolute Return Investment Strategies Fund, Kumho Investment Bank Co., Ltd.,

Sahn Eagles LLC, Two Eagles LLC,

Woori EL Co., Ltd.,

Woori Investment Advisory Co., Ltd., (Beijing), Kofc Woori Growth Champ Private Equity Fund,

Woori AMC Co., Ltd., Woori Private Equity Fund,

Woori Giant First Co., LLC.,

Woori Bank principal and interest Trust and 2 principal and interest trusts,

Woori F&I Seventh Asset Securitization Specialty and 50 SPCs,

Woori Heritage Longshort Private Equity trusts I and 59 beneficiary certificates.

Woori Aviva Life Insurance Co., Ltd.,

Woori Service Networks Co., Ltd.,

Korea Credit Bureau Co., Ltd.,

Korea Finance Security Co., Ltd.,

Kumho Tires Co., Ltd.,

Woori Blackstone Korea Opportunity Private Equity Fund I,

United PF 1st Corporate Financial Stability,

ChinHung International, Inc.

LIG E&C Co., Ltd,

Hyunjin Co., Ltd, Pi City Co., Ltd.,

Poonglim Co., Ltd.,

Cnk Co., Ltd.,

Seoul Lakeside Co., Ltd.,

Woori Renaissance Holdings,

Phoenix Digital Tech Co., Ltd.,

Chungdo Woori Century Security Corp, Ltd., Orient Shipyard Co.,Ltd.,

Woori SB Eleventh Asset Securitization Specialty and 20 SPCs.

(2)	Receivables and payables with consolidated subsidiaries are as follows (Unit: Korean Won in millions):

		December 31, 2012	December 31, 2011
Receivables	Woori Bank	36,562	34,178	Refundable rent deposits
		199,471	33,538	Cash and cash equivalents
		562	53	Interest receivables
		699	1,997	Prepaid expenses
		128,097	197,938	Receivables
	Kyongnam Bank	8,139	—	Cash and cash equivalents
		36	—	Interest receivables
		27,573	—	Receivables
	Kwangju Bank	28,790	—	Cash and cash equivalents
		126	—	Interest receivables
		5,600	—	Receivables
	Woori FIS	485	785	Receivables
	Woori PE	355	368	Receivables
	Woori Asset Management	274	—	Receivables
	Woori Financial	1,000	1,000	Loans
		(5)	(5)	Provisions for credit losses
		—	4	Interest receivables
	Woori F&I	1,538	—	Receivables
	Woori Credit Information	497	560	Receivables
	Woori AMC	1,888	2,305	Receivables
	Woori FG Savings Bank	—	569	Receivables
	Woori Fund Service	31	—	Receivables
	Woori Finance Research Institute	1,546	—	Receivables
		13	—	Interest receivables

	Total	443,277	273,290

Payables	Woori Bank	21,069	483	Accounts payables
		6,666	5,207	Retirement plan assets
	Woori F&I	10	780	Accounts payables
	Woori Asset Management	—	382	Accounts payables
	Woori FIS	84	179	Accounts payables
	Woori PE	1	—	Accounts payables
	Woori Credit Information	1	—	Accounts payables
	Woori AMC	3	—	Accounts payables
	Woori FG Savings Bank	489	—	Accounts payables
	Woori Fund Service	—	2	Accounts payables

	Total	28,323	7,033

(3)	Receivables and payables with related parties other than consolidated subsidiaries are as follows (Unit: Korean Won in millions):

		December 31, 2012	December 31, 2011
Receivables	Woori Aviva Life Insurance Co., Ltd.	3,006	1,460	Receivables

(4)	Transactions with consolidated subsidiaries are as follows (Unit: Korean Won in millions):

		For the years ended December 31
		2012	2011
Revenues	Woori Bank	48,913	52,751	Brand royalty income
		9,455	5,234	Interest on deposits
		1,339	1,207	Interest related to leasehold deposits
		479,053	387,725	Dividends
		183	82	Other operating income
	Kyongnam Bank	1,776	1,570	Brand royalty income
		199	890	Interest on deposits
		7,976	50,503	Dividends
	Kwangju Bank	1,165	1,049	Brand royalty income
		703	648	Interest on deposits
		28,213	36,912	Dividends
	Woori Financial	649	489	Brand royalty income
		49	50	Interest on loans
		8,108	5,078	Dividends
	Woori FIS	591	505	Brand royalty income
		249	82	Other operating income
	Woori F&I	115	95	Brand royalty income
		21,574	20,220	Dividends
	Woori Investment & Securities	7,660	8,103	Brand royalty income
		211	77	Other operating income
		17,348	13,897	Dividends
	Woori Asset Management	71	70	Brand royalty income
		—	1,673	Dividends
	Woori PE	17	12	Brand royalty income
	Woori Futures	94	24	Brand royalty income
	Woori AMC	40	8	Brand royalty income
	Woori Credit Information	72	18	Brand royalty income
	Woori Fund Service	2	—	Brand royalty income
	Woori FG Savings Bank	11	—	Brand royalty income
	Woori Finance Research Institute	13	—	Other interest

	Total	635,849	588,972

Expenses	Woori Bank	768	778	Maintenance expenses
		1,339	1,207	Rent
		189	744	Retirement benefit
		60	81	Service fees
		106	—	Other fees
	Woori FIS	1,923	1,920	Service fees
	Woori Investment & Securities	—	48	Service fees

	Total	4,385	4,778

(5)	Transactions with related parties other than consolidated subsidiaries are as follows (Unit: Korean Won in millions):

		For the years ended December 31
		2012	2011
Revenues	Woori Aviva Life Insurance Co., Ltd.	1,406	1,004	Brand royalty income

(6)	Compensation to managements are as follows (Unit: Korean Won in millions):

	For the years ended December 31
	2012	2011
Short-term employee benefit	3,787	4,461
Retirement benefit	207	227

	3,994	4,688

29.	NON-CASH TRANSACTIONS

The significant transactions without cash flows are as follows (Unit: Korean Won in million):

	For the years ended December 31
	2012	2011
Dividend of hybrid securities	708	1,942

30.	SUBSEQUENT EVENTS

The board of directors of the company and Woori Bank have decided to split off Woori Bank’s credit card division and set up a new credit card company to be a subsidiary of the Company with the purpose to strengthen the competitiveness of credit card business, as of September 16, 2011. The Company and Woori Bank have acquired authorization about the spin off of Woori Bank’s credit card division and the establishment of credit card business from Financial Services Commission on February 22, 2013.

31.	AGREEMENT ON THE IMPLEMENTATION OF A MANAGEMENT PLAN

(1) Since December 30, 2000, the Company’s three subsidiaries, Woori Bank, Kyongnam Bank and Kwangju Bank, and KDIC have entered into agreements to implement management improvement plans. Under the agreements, the subsidiaries are obligated to improve their respective financial ratios, such as Bank of International Settlements (“BIS”) capital ratio, general and administrative expense ratio, net borrowings substandard or below ratio and others. If the three subsidiaries fail to make improvements, the KDIC can enforce the subsidiaries to increase or decrease their capital, pursue mergers, transfer of loans and deposits, or close or sell parts of their business operations.

(2) Since July 2, 2001, the Company and KDIC have entered into an agreement whereby the Company would integrate the aforementioned subsidiaries, Woori Bank, Kyongnam Bank and Kwangju Bank, and improve their performances. The agreement stipulates that the Company should build a governance and management structure plan, implement a short-term business improvement strategy, enhance subsidiaries’ competitiveness, expedite privatization, meet the financial ratio targets, and dispose of business units in case the plan fails.

(3) In addition to the agreement on July 2, 2001, in order to implement the aforementioned agreements, the Company and its three subsidiaries entered management implementation agreements. Pursuant to the agreements, the three subsidiaries should meet management goals given by the Company, consult with the Company about material business decisions before execution, and prepare and implement a detailed business plan in conformity with the Company’s business strategies. If the three subsidiaries fail to implement the management improvement plan, the Company may order the three subsidiaries to limit sales of the specific financial products, investments in fixed assets, promotion of new business or new equity investment, or to close or merge their branch operations and subsidiaries.

Internal Accounting Control System Review Report

English Translation of a Report Originally Issued in Korean

To Chief Executive Officer of

Woori Finance Holdings Co., Ltd.:

We have reviewed the management’s report on the operations of the Internal Accounting Control System (“IACS”) of Woori Finance Holdings Co., Ltd. (the “Company”) as of December 31, 2012. The Company’s management is responsible for designing and operating IACS and for its assessment of the effectiveness of IACS. Our responsibility is to review the management’s report on the operations of the IACS and issue a report based on our review. The management’s report on the operations of the IACS of the Company states that “based on the assessment of the operations of the IACS as of December 31, 2012, the Company’s IACS has been designed and is operating effectively as of December 31, 2012, in all material respects, in accordance with the IACS standards established by the Internal Accounting Control System Operations Committee (IACSOC) of the Korea Listed Companies Association.”

Our review was conducted in accordance with the IACS review standards established by the Korean Institute of Certified Public Accountants. Those standards require that we plan and perform, in all material respects, the review of management’s report on the operations of the IACS to obtain a lower level of assurance than an audit. A review includes obtaining an understanding of the Company’s IACS and consists principally of inquiries of management and, when deemed necessary, a limited inspection of underlying documents, which is substantially less in scope than an audit.

The Company’s IACS is a system to monitor and operate those policies and procedures designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Korean International Financial Reporting Standards. Due to inherent limitations, IACS may not prevent or detect a material misstatement of the financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Based on our review, nothing has come to our attention that causes us to believe that management’s report on the operations of the IACS, referred to above, is not presented fairly, in all material respects, in accordance with the IACS standards established by IACSOC.

Our review is based on the Company’s IACS as of December 31, 2012, and we did not review management’s assessment of its IACS subsequent to December 31, 2012. This report has been prepared pursuant to the Acts on External Audit for Stock Companies in Korea and may not be appropriate for other purposes or for other users.

Feburary 25, 2013

Notice to Readers

This report is annexed in relation to the audit of the financial statements as of December 31, 2012 and the review of management report on the assessment of the operations of IACS pursuant to Article 2-3 of the Act on External Audit for Stock Companies of the Republic of Korea.

Report on the Operations of the Internal Accounting Control System

To the Board of Directors and Audit Committee of

Woori Financial Holdings Co.,Ltd.

I, as the Internal Accounting Control Officer (“IACO”) of Woori Financial Holdings Co.,Ltd. (“the Company”), assessed the status of the design and operations of the Company’s internal accounting control system (“IACS”) for the year ended December 31, 2012.

The Company’s management including IACO is responsible for designing and operating IACS. I, as the IACO, assessed whether the IACS has been effectively designed and is operating to prevent and detect any error or fraud which may cause any misstatement of the financial statements, for the purpose of establishing the reliability of financial reporting and the preparation of financial statements for external purposes. I, as the IACO, applied the IACS standard for the assessment of design and operations of the IACS.

Based on the assessment on the operations of the IACS, the Company’s IACS has been effectively designed and is operating as of December 31, 2012, in all material respects, in accordance with the IACS standards.

February 25, 2013

/s/ Joon Ho Kim
Joon Ho Kim
Internal Accounting Control Officer

/s/ Pal Seung Lee
Pal Seung Lee
Chief Executive Officer